Exhibit 99.1

Contact:
	David Gryska	Brian P. Gill
	Sr. Vice President and	Vice President
	Chief Financial Officer	Corporate Communications
	Celgene Corporation	Celgene Corporation
	(908) 673-9059	(908) 673-9530
CELGENE REPORTS RECORD FIRST QUARTER 2008
PRODUCT SALES AND OPERATING PROFITS
2008 First Quarter Financial Results Year-Over-Year
•	Non-GAAP Total Revenues Increased 57 Percent to $461.0 Million; GAAP Total Revenues $462.6 Million

•	REVLIMID® Net Product Sales Increased 96 Percent to $286.8 Million

•	THALOMID® Net Product Sales Reached $113.9 Million

•	Non-GAAP Operating Income Increased 96 Percent to $188.4 Million; GAAP Operating Loss $1.63 Billion due to Acquisition In-Process Research and Development Charge of $1.74 Billion

•	Non-GAAP Net Income Increased to $159.3 Million; GAAP Net Loss $1.64 Billion

•	Non-GAAP Earnings Per Share Increased to $0.36 Per Diluted Share; GAAP Earnings Per Share ($3.98)·
2008 Financial Outlook Update
•	Total Revenues Expected to Increase Nearly 60 Percent Year-Over-Year to Approximately $2.1 Billion

•	VIDAZA® Revenues Expected to Increase to Approximately $200 Million in Net Global Product Sales Reflecting Revenues from March 8, 2008 to December 31, 2008

•	International Thalidomide Revenues Expected to Increase to Approximately $100 Million Reflecting Revenues from March 8, 2008 to December 31, 2008

•	Non-GAAP Diluted Earnings Per Share are Targeted to Approximately $1.45 Representing $0.05 — $0.10 Dilution Resulting from Acquisition
Recent Developments/Highlights
•	Pharmion Acquisition Completed on March 7, 2008

•	Thalidomide Pharmion™ 50 mg Capsules Granted Full Marketing Authorization by European Medicines Agency (EMEA) as Treatment for Patients Newly Diagnosed with Multiple Myeloma (MM)

•	VIDAZA Marketing Authorization Application Accepted by EMEA for Review for Patients with High-Risk Myelodysplastic Syndromes (MDS)

•	VIDAZA® sNDA Filing Granted Priority Review by Food & Drug Administration (FDA) to Expand Label to Include Survival Data

•
Nearly 100 Abstracts Expected at The American Society of Clinical Oncology and European Hematology Association Meetings, Evaluating Celgene Products, Including REVLIMID®, VIDAZA, THALOMID®, Pomalidomide (CC-4047) and Amrubicin

•	VIDAZA Received American Hospital Formulary Services Compendia Listing for Acute Myeloid Leukemia (AML) with Multilineage Dysplasia and Untreated AML in the Elderly

•	Commercialization of REVLIMID Expanded to More Than 60% of European Market, Including Germany, France, Spain and Italy

•	Amrubicin Granted Orphan Drug Designation by FDA and EMEA for the Treatment of Small Cell Lung Cancer (SCLC)

•	Japan’s Ministry of Health, Labor and Welfare Granted REVLIMID Orphan Drug Designation for MM and MDS

•	Apremilast (CC-10004) Clinical Data Evaluating Efficacy, Safety and Quality of Life Improvement for Psoriasis Patients Presented at 66th American Academy of Dermatology Meeting

•
Blood Published Data From a Study of the Biaxin, REVLIMID and Dexamethasone (BiRD) Combination Therapy Demonstrating High Complete- and Overall-Response Rates in Newly Diagnosed Multiple Myeloma (NDMM)

•	Journal of Clinical Oncology Published Updated Data From MD Anderson Phase II Study Evaluating REVLIMID as Monotherapy for Relapsed/Refractory Patients with Chronic Lymphocytic Leukemia (CLL)

•
Blood Publications on REVLIMID and THALOMID; REVLIMID in Refractory T-cell Post-Transplantation Lymphoproliferative Disorders; A Ten-Year Study of Thalidomide in MM; A Look at MM Patients Under 50 Years Old

•
British Journal of Haematology Published Quality of Life Data Based on Phase III Studies with REVLIMID in Relapsed/Refractory MM, and Published Results of a Phase I Study of Pomalidomide in Relapsed/Refractory MM

2008 Objectives
•	Maximize Commercial Potential of REVLIMID, VIDAZA and Thalidomide in More Than 30 Countries and Plan for Clinical, Commercial and Regulatory Opportunities in Nearly 100 Countries Over Next Five Years

•	Advance Global Regulatory Strategies to Expand REVLIMID Label to NDMM with FDA, EMEA and Other International Regulatory Agencies

•	Achieve Approval for VIDAZA in High-Risk MDS with EMEA and Other International Regulatory Agencies

•	Gain FDA Approval to Expand VIDAZA Label to Include Survival Data

•	Receive Regulatory Clearance for Swiss Manufacturing Facility for the Production of REVLIMID in US and EU Markets

•	Complete REVLIMID Phase II NHL-003 Trial in Aggressive Relapsed/Refractory Non-Hodgkin’s Lymphoma

•	Initiate REVLIMID CLL and NHL Phase III Special Protocol Assessment (SPA) Trials

•	Report REVLIMID Del 5Q MDS Phase III Data from MDS-004 Clinical Trial

•	Initiate REVLIMID® NDMM Phase III MM-020 (Rd vs. MPT) International Clinical Study with over 1,500 Patients

•	Submit Regulatory Filing for REVLIMID in Japan

•	Advance Amrubicin Phase III Clinical Study in Small Cell Lung Cancer

•	Advance Pomalidomide (CC-4047) Clinical Strategies in Myelofibrosis, Multiple Myeloma, Solid Tumors, and Sickle Cell Disease

•	Progress Global Regulatory Strategies for Lead Oral Anti-Inflammatory Compound Apremilast (CC-10004) in Moderate/Severe Psoriasis and Psoriatic Arthritis

•	Evaluate Activity of Oral Anti-Inflammatory Compound CC-11050 in Broad Range of Inflammatory Indications

•	Advance Clinical Strategies for JNK-930

•	Submit IND for Clinical Investigation of PDA-001 Proprietary Placental Derived Stem Cells
SUMMIT, NJ — (May 8, 2008) — Celgene Corporation (NASDAQ: CELG) reported non-GAAP net income for the quarter ending March 31, 2008, was $159.3 million, or non-GAAP earnings per diluted share of $0.36. Based on U.S. Generally Accepted Accounting Principles (GAAP), Celgene reported net losses of $1.64 billion, or diluted earnings per share of ($3.98) for the quarter ended March 31, 2008. The first quarter of 2008 included an after-tax in-process research and development charge of $1.74 billion associated with the acquisition of Pharmion Corporation, and the after-tax impact of share-based employee compensation expense of $17.5 million, compared to net income in the prior year of $57.4 million or diluted earnings per share of $0.14, including the after-tax impact of share-based employee compensation expense of $7.8 million.
Non-GAAP total revenue was $461.0 million for the quarter ended March 31, 2008, an increase of 57 percent from 2007. GAAP total revenue was $462.6 million. The increase in total revenue was driven by REVLIMID® net sales of $286.8 million, an increase of 96 percent over the same period in 2007. THALOMID® net sales reached $113.9 million. ALKERAN® net sales for the first quarter of 2008 were $15.1 million compared to $16.0 million in the first quarter of 2007. Revenue from Focalin™ and the Ritalin® family of drugs totaled $25.9 million for the first quarter of 2008 compared to $19.8 million over the same period last year. First quarter 2008 product sales included only three weeks of revenue from VIDAZA® and international thalidomide sales from March 8, 2008 through March 31, 2008.
To support clinical development and to advance global regulatory filings, the Company increased R&D investments in multiple international clinical programs. For the first quarter of 2008 on a non-GAAP basis the Company incurred R&D expenses, which exclude stock-based compensation expense and the $45 million dollar upfront collaborative payment to Acceleron, of $102.3 million compared to $77.0 million for the first quarter of 2007. On a GAAP basis, R&D expenses were $156.9 million compared to $79.6 for the same quarter in 2007. These R&D expenditures support ongoing clinical progress in multiple proprietary development programs for REVLIMID and other IMiDs® compounds; for apremilast (CC-10004), and other oral anti-inflammatory compounds; our pleiotropic pathway modifier program; as well as our kinase inhibitor and placental-derived stem cell programs. In the second quarter of 2008, our R&D expenditures will expand to include programs that support clinical research for VIDAZA®, and other epigenetic compounds, as well as amrubicin, our lead compound for small cell lung cancer.

Non-GAAP selling, general and administrative expenses, which exclude stock-based compensation expenses, were $129.3 million for the first quarter of 2008 compared to $98.6 million for the first quarter of 2007. On a GAAP basis, selling, general and administrative expenses were $140.5 million for the first quarter in 2008 compared to $105.2 million for the same quarter in 2007. The increase reflects marketing and sales expenses related to ongoing product launch activities in Europe. Also, the increased expenses reflect the continued expansion of Celgene International operations in over 50 countries.
For the quarter ended March 31, 2008, interest and other income, (net) increased to $28.3 million compared to $23.0 million in the same period during the prior year.
Celgene reported $2.0 billion in cash, cash equivalents, and marketable securities as of March 31, 2008, a decrease of $700.0 million over the quarter ended December 31, 2007, reflecting the cash used in connection with the acquisition of Pharmion.
“The clinical, regulatory and commercial momentum established in the first quarter continues to advance our business and strategic programs toward maximizing the global potential of Celgene,” said Chairman and Chief Executive Officer Sol J. Barer, Ph.D. “The Pharmion acquisition brings together extraordinary people, science and resources that continues to expand our portfolio of innovative therapies, our industry leading programs for access, safety and patient support, and ultimately moves us closer to our vision of becoming the leading hematology and oncology company in the world.”
See the attached Reconciliation of GAAP to Non-GAAP Net Income for an explanation of the amounts excluded and included to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three-months ended March 31, 2008, and 2007. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income and non-GAAP earnings per share are not, and should not be viewed as a substitute for similar GAAP items. We define non-GAAP diluted earnings per share amounts as non-GAAP net income divided by the weighted average number of diluted shares outstanding. Our definition of non-GAAP net income and non-GAAP diluted earnings per share may differ from similarly named measures used by others.
Webcast
Celgene will host a conference call to discuss the results and achievements of its first quarter 2008 operating and financial performance on Thursday, May 8th at 9:00 a.m. EDT. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon, May 8, 2008 until midnight, EDT May 15, 2008. To access the replay, dial 1-888-203-1112 and enter reservation number 8774880. The international dial-in number is: 719-457-0820. The Company’s second quarter 2008 financial and operational results will be reported on July 24, 2008.

About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports.
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Celgene Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months
	Ended March 31,
	2008	2007

Net product sales	$431,374	$269,796
Collaborative agreements and other revenue	4,768	4,804
Royalty revenue	26,455	18,815

Total revenue	462,597	293,415

Cost of goods sold (excluding amortization expense)	44,724	22,055
Research and development	156,877	79,575
Selling, general and administrative	140,451	105,207
Amortization of acquired intangible assets	9,842	2,214
In-process research and development	1,740,000	—

Total costs and expenses	2,091,894	209,051

Operating (loss) Income	(1,629,297)	84,364

Equity in losses of affiliated companies	5,079	1,283
Interest and other income, net	28,335	23,017

(Loss) income before taxes	(1,606,041)	106,098

Income tax provision	35,047	48,689

Net (loss) income	$(1,641,088)	$57,409

Per Common Share:
Net (loss) income -basic	$(3.98)	$0.15
Net (loss) income -diluted	$(3.98)	$0.14

Weighted average shares -basic	412,263	377,599

Net income -diluted	412,263	429,306

	March 31	December 31,
	2008	2007
Balance Sheet Items:
Cash, cash equivalents & marketable securities	$2,026,492	$2,738,918
Total assets	3,911,464	3,084,421
Convertible notes	196,512	196,555
Stockholders’ equity	3,032,685	2,843,944

Celgene Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Income
(In thousands, except per share data)

		Three Months
		Ended March 31,
		2008	2007

Net (loss) income as reported		$(1,641,088)	$57,409
Before tax adjustments:
Net product sales: Pharmion products to be divested	(1)	(1,578)	—

Cost of goods sold:
Share-based compensation expense	(2)	528	387
Pharmion inventory step-up	(3)	2,518	—
Pharmion products to be divested	(1)	599	—

Research and development:
Share-based compensation expense	(2)	9,616	2,602
Upfront collaboration payment	(4)	45,000	—

Selling, general and administrative:
Share-based compensation expense	(2)	11,132	6,584

Amortization of acquired intangible assets	(5)	9,842	2,214
In-process research and development	(6)	1,740,000	—

Equity in losses of affiliated companies:
Equity in losses of EntreMed	(7)	741	983

Income tax adjustment	(8)	(18,043)	(1,093)

Net income as adjusted		$159,267	$69,086

Per Common Share as adjusted:
Net income -basic		$0.39	$0.18
Net income -diluted		$0.36	$0.16
Explanation of Adjustments:

(1)	Exclude sales and cost of sales related to former non-core Pharmion products to be divested.

(2)
Exclude SFAS 123R share-based compensation expense totaling $21,276 in 2008 and $9,573 in 2007. The after tax net impact reduced GAAP net income by $17,491, or $0.04 per diluted share and $7,790, or $0.02 per diluted share, respectively.

(3)	Exclude Pharmion inventory step-up adjustment to fair value resulting from acquisition.

(4)	Exclude upfront payment for research and development collaboration arrangement with Acceleron Pharma, Inc.

(5)	Exclude amortization of acquired intangible assets resulting from the acquisitions of Pharmion and Penn T of $8,206 and $1,636, respectively, in 2008 and Penn T of $2,214 in 2007.

(6)	Exclude the in-process research and development write-off related to the acquisition of Pharmion.

(7)	Exclude the Company’s share of equity losses in EntreMed, Inc.

(8)	The income tax adjustment reflects the tax effect of the above adjustments.
Adjusted net income and earnings per share on both a basic and diluted basis have been revised for the three-month period ended March 31, 2007 to conform to the current year’s presentation basis. Amounts originally reported were $85,630, $0.23 and $0.20, respectively. The current year basis eliminates certain immaterial adjustments and revises the method for determining the tax impact of pro-forma adjustments. The 2007 adjusted income tax provision reflected a pro forma annual income tax rate of 28.0%.